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                                                             EXHIBIT 10.47

                              RETENTION AGREEMENT
  This Retention Agreement is dated as of April 22, 1996 and is between Merisel, Inc. (the "Company"), a Delaware corporation, and Susan J. Miller-Smith, an executive officer of the Company ("Executive").

  Executive and the Company desire to set forth certain of the terms and conditions governing Executive's employment by the Company (as defined below). Accordingly, Executive and the Company hereby agree as follows:

   1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

    (a) "Base Salary" shall mean Executive's annual base salary, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

    (b) "Company" shall mean Merisel, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise. "Merisel Europe" shall mean Merisel Europe, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

    (c) A "Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group (collectively, an "Entity") shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of the Company before the transaction. A "European Change of Control" shall have occurred if (i) any Entity, other than the Company or any of its subsidiaries, shall become the beneficial owner, directly or indirectly, of outstanding capital stock of Merisel Europe possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of Merisel Europe, or (ii) there shall be a sale of all or substantially all of Merisel Europe's assets or Merisel Europe shall merge or consolidate with another corporation and immediately after such transaction any Entity, other than the Company or any of its subsidiaries, shall own stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation.

    (d) "Covered Termination" shall mean any cessation of the Executive's employment by the Company that occurs prior to the Expiration Date other than as a result of (i) Termination for Cause, (ii) Executive's death or permanent disability, or (iii) Executive's resignation without Good Reason (as hereinafter defined). "Change of Control Covered Termination" shall mean any Covered Termination that occurs within one year following a Change of Control or European Change of Control.

    (e) A resignation by Executive shall be with "Good Reason" if: (i) after a Change of Control (A) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to the Change of Control, (B) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location, or (C) a successor to all or substantially all of the business and assets of the Company fails to furnish Executive with the assumption agreement required by Section 7 hereof; (ii) after a European Change of Control (A) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to the
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  European Change of Control and neither the successor to all or substantially all of the business and assets of Merisel Europe, Inc (the "European Successor") nor the Company has offered Executive a job with similar or higher responsibilities in London, England or Toronto, Canada (for the sake of clarity, if Executive is offered the position of President of Merisel Canada Inc., then her resignation would not be with "Good Reason"), (B) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location or Toronto Canada, (C) the European Successor fails to furnish Executive with the assumption agreement required by Section 7 and the Company has not offered Executive another job in London, England or Toronto, Canada with similar or higher responsibilities than those that existed immediately prior to such European Change of Control Canada (for the sake of clarity, if Executive is offered the position of President of Merisel Canada Inc., then her resignation would not be with "Good Reason");
  (iii) prior to a Change of Control or European Change of Control (A) there has been a material reduction in Executive's job responsibilities from those that existed on the date hereof and nor the Company has not offered Executive a job with similar or higher responsibilities in London, England or Toronto, Canada (for the sake of clarity, if Executive is offered the position of President of Merisel Canada Inc., then her resignation would not be with "Good Reason"), (B) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location or Toronto Canada; or (iv) either prior to or after a Change of Control or European Change of Control there is (A) a reduction in Executive's Base Salary or (B) a material reduction in Executive's Other Remuneration, in each case, from that in effect on the date hereof or as the same may be increased from time to time, except that an across-the-board reduction in the salary level of all of the Company's senior vice presidents in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason"; provided, however, that if, the Company or the European Successor elects to take one of the actions described in the foregoing clauses (i), (ii), (iii) or (iv) in lieu of a Termination of the Executive for Cause, then if the Executive subsequently resigns as a result of such action being taken such resignation shall not be for "Good Reason." For purposes of the foregoing definition, it is understood that (i) a mere change in title alone shall not constitute a material reduction in Executive's job responsibilities sufficient to constitute "Good Reason" and (ii) required travel on the Company's business to an extent consistent with Executive's business travel obligation prior to the date hereof or the applicable Change of Control or European Change of Control does not constitute "Good Reason."

    (f) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: Executive misconduct (misconduct includes, but is not limited to, physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or sexual harassment of another Associate by Executive); poor job performance; excessive absenteeism; abuse of sick time; creating or contributing to unsafe working conditions; violation of company policy; or Executive conviction for or a plea of nolo contendere by Executive to a felony or any crime involving moral turpitude.

    (g) "Benefit Period" shall mean a period of 180 days commencing with the day next following the effectiveness of a Covered Termination.

    (h) "Expiration Date" shall mean August 15, 1998.

    (i) "Relocation Benefit" shall mean the cost to relocate Executive and Executive's immediate family to Toronto, Ontario, Canada, grossed up so that Executive receives an amount equal to the cost of such relocation, after taking into account all applicable taxes. Provided, however, that the amount of the Relocation Benefit and the particulars of the relocation shall be in conformity with the Company's relocation policy as then in effect. For example, Executive may be required to use the least expensive available carrier, air travel will be coach class and the Company may pay the moving service directly or may require Executive to use a moving service chosen by the Company. The relocation must occur during the Benefit Period. The Relocation Benefit only covers the cost of moving Executive's family and does not cover any cost or loss Executive may incur in the sale of Executive's home.
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    (j) "Other Remuneration" shall mean health insurance benefits, automobile benefits, return travel benefits to Canada, legal and accounting reimbursement benefits and for so long as Executive remains in the United Kingdom, rental housing benefits, all as more fully described in that certain letter agreement between Executive and the Company dated October
  25, 1994.

    (k) "Other Company Paid Benefits" shall mean Executive's health insurance benefits and automobile benefits and, for so long as Executive remains in the United Kingdom, rental housing benefits, all as more fully described in that certain letter agreement between Executive and the Company dated October 25.

   2. EXECUTIVE'S COMMITMENT UPON A CHANGE OF CONTROL. If a Change of Control or a European Change of Control shall occur on or before the Expiration Date, Executive agrees to remain in the employ of the Company for a period of 180 days from the effectiveness of such event. Subject to the express provisions of this Agreement, the Company shall have no obligation to retain or continue Executive as an employee and Executive's employment status as an "at-will" employee of Company, whose employment may be terminated at any time without notice, is not affected by this Agreement.

   3. COVERED TERMINATION. If a Covered Termination shall occur, then:

    (a) Company shall make a lump sum payment to Executive (or at the direction of Executive, to Executive's Channel Island Bank Account) within two weeks of the effective date of the Covered Termination equal to (I) Executive's Base Salary plus (ii) the average of the annual performance bonus received by the Executive over the three year period preceding the effective date of the Covered Termination (excluding from such calculation however, any performance bonus that was paid on a guaranteed basis and was not earned as a result of achievement of performance criteria);

    (c) Company will recommend to the Company's Option Committee for such Option Committee to cause all unvested options to purchase the stock of the Company previously granted to Executive to vest as of the date of such Covered Termination; and

    (d) Company shall provide the Relocation Benefit to Executive.

  In addition for the year in which the Covered Termination shall have occurred, the Company shall reimburse Executive for the cost of Executive's preparing and filing the applicable personal taxation forms.

   4. WITHHOLDING. Company shall deduct from all payments paid to Executive under this Agreement any required amounts for applicable taxes or tax withholding as required by applicable law.

   5. MITIGATION. Executive shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, unless the company in its sole discretion determines that Executive's choice of new employer following the Covered Termination is detrimental to the Company. Executive shall not be entitled to payment hereunder if Executive's employment ceases as a result of Executive's death or permanent disability or Executive resigns without Good Reason.

   6. EXECUTIVE'S OBLIGATIONS. In exchange for Company providing the above described benefits to Executive, Executive agrees to the following:

    (a) Executive agrees that during the Benefit Period, Executive will not directly or indirectly (a) engage in; (b) own or control any debt equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or (c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc. or Vanstar Corp. or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them;

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    (b) During the term of this Agreement, or if longer, the Benefit Period,
  Executive will not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of or hire any person that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1995;

    (c) Within two weeks of the effective date of a Covered Termination, and prior to receiving any severance compensation from Company in respect of such Covered Termination, whether under this Agreement or otherwise, Executive will execute and deliver to Company a Release and a Confidentiality Agreement, each substantially in the form provided to Executive with this Agreement, with such changes as Company might request; and

    (d) In the event of any breach by Executive of the restrictions contained in this Agreement, Company shall have no further obligation to compensate Executive hereunder and Executive acknowledges that the harm to Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

   7. ASSUMPTION AGREEMENT. In the event of a Change of Control, the Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place. In the event of a European Change of Control in connection with which the Company has not offered Executive another job in London, England or Toronto, Canada with similar or higher responsibilities than those that existed immediately prior to such European Change of Control, then the Company will require any European Successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it, and upon such assumption the Company shall be relieved of all of its responsibilities hereunder.

   8. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of Company and Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This agreement may be amended only by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

  This Agreement shall continue in effect until the Expiration Date provided, however, that if on the Expiration Date moneys are then owed by the Company hereunder, then this Agreement shall continue in effect until such moneys have been paid.
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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL, INC.

By:
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Its:
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"EXECUTIVE"

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Susan J. Miller-Smith